Exhibit 5.1

April 26, 2013

Just Energy Group Inc.

6345 Dixie Road, Suite 200

Mississauga, Ontario

L5T 2E6

Dear Sirs/Mesdames:

Re:	Just Energy Group Inc. (the “Corporation”) – Form F-3 Registration Statement

We have acted as Canadian counsel to the Corporation in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Corporation under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time by the Corporation of up to 8,000,000 common shares in the capital of the Corporation issuable pursuant to the Corporation’s dividend reinvestment and optional share purchase plan, as amended (the “Plan”).

As counsel to the Corporation, we have reviewed:

(a)	the Plan; and

(b)	minutes of the meeting of the board of directors of the Corporation at which the Plan was approved;

(collectively, the “Relevant Documents”).

We have also examined originals or copies, certified or identified to our satisfaction, of such corporate records, certificates and other documents and have considered such questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. In conducting such review and examinations, we assumed the genuineness of all signatures, the legal capacity of all natural persons and the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals. We have further assumed the conformity to original documents of all documents (including the Relevant Documents) submitted to us as certified, notarial, true, electronic, facsimile or photostatic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.

While we have not performed an independent investigation or otherwise attempted to verify all of the facts set out in such documents or certificates, including the Relevant Documents, nothing has come to our attention that leads us to believe that such documents or certificates are incorrect in any way. Other than our review of the Relevant Documents, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Corporation. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our representation of the Corporation or that Mr. John Brussa, a partner of Burnet, Duckworth & Palmer LLP, is a director of the Corporation.

BURNET, DUCKWORTH & PALMER LLP	April 26, 2013

We are qualified to practice law in the Province of Ontario and our opinion herein is restricted to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon the foregoing and subject to the qualifications herein expressed, we are of the opinion that the 8,000,000 Common Shares reserved for issuance pursuant to the Plan as at the date hereof, if, as and when issued pursuant to the terms of the Plan, will be issued as fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

BURNET, DUCKWORTH & PALMER LLP

/s/ Burnet, Duckworth & Palmer LLP